EXHIBIT (10) (f)

ANTHONY INDUSTRIES, INC.

SPECIAL SUPPLEMENTAL BENEFIT AGREEMENT

BETWEEN ANTHONY INDUSTRIES, INC.

AND BERNARD I. FORESTER

A Special Supplemental Benefit Agreement

For Bernard I. Forester

TABLE OF CONTENTS

Title of Plan		Page 1

I.	The Facts	Page 1

II.	This Agreement	Page 2
	Definitions	Page 2
	Beneficiary	Page 2
	Committee	Page 3
	Cost of Capital	Page 3
	Special Survivor Benefit	Page 3
	Determination of Survivor Benefit	Page 4
	Withholding; Unemployment Taxes	Page 5
	Amendment	Page 5
	Unsecured General Creditor	Page 5
	Nonassignability	Page 5
	Employment Not Guaranteed	Page 6
	Gender, Singular and Plural	Page 6
	Notice	Page 6
	Arbitration	Page 7
	Captions	Page 7
	Validity	Page 7
	Applicable Law	Page 7
	Counterpart Signatures	Page 8

ANTHONY INDUSTRIES, INC.

SPECIAL SUPPLEMENTAL BENEFIT

AGREEMENT

I.	THE FACTS:

The important facts concerning this Agreement are as follows:

A. Bernard I. Forester (“Executive”) is an officer and employee of the Corporation.

B. Executive has applied for a Pacific Mutual Life Insurance Company Increasing Whole Life Insurance Policy (“Policy”) as evidenced by Exhibit B attached hereto. Executive and Corporation have entered into a Split-Dollar Insurance Agreement as of December 9, 1986 regarding the Policy (“Contract”) as evidenced by Exhibit A attached hereto. Pacific Mutual Life Insurance Company and any other company issuing a policy of insurance which shall be subject to the Contract shall be referred to as an “Insurer.” From time to time Executive may acquire additional insurance on Executive’s life, and Corporation may assist Executive in carrying such additional insurance under the terms of the Contract. Any such additional insurance shall be considered part of the Policy for purposes of this Agreement.

C. Pursuant to the terms of the Contract, the Corporation will assist the Executive in carrying the Policy.

In return for this assistance, Corporation will receive a portion of the Policy proceeds that are payable upon Executive’s death.

D. Corporation desires to recover all sums that are payable by the Corporation under the terms of the contract plus 10% pretax on said sums and wishes to transfer certain amounts as provided herein, in excess of such recovery that Corporation may receive to the Executive’s designated beneficiaries; accordingly, the Corporation and Executive desire to enter into this Special Executive Supplemental Benefit Agreement for Executive and/or his designated beneficiaries.

II.	THIS AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, Corporation and Executive agree:

A. Definitions.

For purposes of this Agreement the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

(1) Beneficiary. “Beneficiary” means the person or persons designated by Executive as his Beneficiary (both principal as well as contingent) to whom payment under this Agreement shall be made upon Executive’s death. Each Beneficiary designation shall become effective only when filed in writing with the Committee during the Executive’s lifetime on a form prescribed by the Committee. If the

Executive fails to designate a Beneficiary or if all designated Beneficiaries predecease the Executive, the Beneficiary shall be the Executive’s estate.

(2) Committee. “Committee” means the Compensation Committee appointed by the Board of Directors to administer all compensation matters with the Executive, including matters related to this Agreement.

(3) Cost Of Capital. “Cost Of Capital” means the Corporation’s cost of funds for money invested by the Corporation under the terms of the Contract and for money paid to Executive pursuant to the terms of this Agreement. For purposes of this Agreement, the Corporation’s cost of funds shall be deemed to be 10% pre-tax. Whenever, Cost Of Capital must be calculated hereunder for money invested under the terms of the Contract or paid under the terms of this Agreement, such money shall be credited with 10% pre-tax interest compounded on an annual basis.

B. Special Survivor Benefit.

Upon the death of the Executive, Corporation shall pay a Special Survivor Benefit to the Beneficiary. This Special Survivor Benefit shall be paid within 30 days of the receipt of the Corporation’s share of Policy proceeds as determined under the terms of the Contract. The amount of this Special Survivor Benefit, if any, shall be equal to the Executive’s Vested Percentage of the Excess Proceeds. For this purpose, Excess Proceeds shall mean Corporation’s share of the net Policy proceeds as determined under the terms of the

Contract, less the total amount of money invested under the terms of the Contract or paid pursuant to the terms of this Agreement plus the Corporation’s Cost Of Capital for the money so invested and paid. For purposes of this Agreement, Vested Percentage will be determined as of the date of Executive’s death according to the following table:

Date of Distribution	Vested Percentage
Before the first anniversary hereof	0%
On or after the first anniversary hereof but before the second anniversary	10%
On or after the second anniversary hereof but before the third anniversary	20%
On or after the third anniversary hereof but before the fourth anniversary	30%
On or after the fourth anniversary hereof but before the fifth anniversary	40%
On or after the fifth anniversary hereof	50%

C. Annual Determination Of Special Survivor Benefit.

The Corporation shall provide the Executive each year on the Policy’s anniversary date a statement that shows the amount, if any, of the Special Survivor Benefit that would have been paid in the event the Executive had died on the Policy anniversary date in question. The Executive shall acknowledge his receipt of this statement and signify his approval of the Special Survivor Benefit calculation by dating and signing a copy of the statement.

D. Withholding; Unemployment Taxes.

To the extent required by the law in effect at the time payments are made, the Corporation shall withhold from payments made hereunder the minimum taxes required to be withheld by the Federal or any state or local government.

E. Amendment.

This Agreement may not be amended without the written consent of both parties.

F. Unsecured General Creditor.

Executive and his Beneficiary, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of Corporation, nor shall they be Beneficiaries of, or have any rights, claims, or interests in the Corporation’s interest in the Policy as determined pursuant to the terms of the Contract. Any and all of the Corporation’s assets, including its interest in the Policy, shall be, and remain, the general, unpledged, unrestricted assets of the Corporation. Corporation’s obligations under this Agreement shall be merely that of an unfunded and unsecured promise of Corporation to pay money in the future.

G. Nonassignability.

Neither the Executive nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or any other person, nor be transferable by operation of law in the event of the Executive’s or any other person’s bankruptcy or insolvency.

H. Employment Not Guaranteed.

Nothing contained in this Agreement nor any action taken hereunder shall be construed as a contract of employment or as giving the Executive any right to be retained in the employ of the Corporation or to serve as a director.

I. Gender, Singular And Plural.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

J. Notice.

Any notice or filing required or permitted to be given to the Committee under the Agreement shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Corporation, directed to the attention of the Secretary of the Corporation. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

K. Arbitration.

Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, including specifically any dispute over the annual determination of the amount, if any, of the Special Survivor Benefit, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment on the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall be authorized to award reasonable legal fees and expenses to the prevailing party.

L. Captions.

The captions of the various paragraphs herein are for convenience only, and none of them is intended to be any part of the body or text of this Agreement, nor intended to be referred to in construing any of the provisions hereof.

M. Validity.

If any portion of this Agreement should be held illegal, unenforceable, void or voidable by any court, each of the remaining terms hereof shall nevertheless remain in full force and effect as a separate contract.

N. Applicable Law.

This Agreement shall be subject to and shall be interpreted under the laws of the State of California.

O. Counterpart Signatures.

This Agreement may be executed in any number of counterparts, any of which shall be deemed to be an original.

DATED	December 9, 1986	/s/ Bernard I. Forester
Bernard I. Forester

ANTHONY INDUSTRIES, INC.

DATED	3-14-87	/s/ M. Philip Anthony
M. Philip Anthony
Chairman of the Executive Committee

EXHIBIT A

SPLIT DOLLAR INSURANCE AGREEMENT

An Agreement between Anthony Industries, Inc.

and Bernard I. Forester

TABLE OF CONTENTS

Title of Contract		Page 1

I.	The Parties	Page 1

II.	Date Of The Agreement	Page 1

III.	The Facts	Page 1

IV.	This Agreement	Page 2
	Owner’s Rights	Page 2
	Corporation’s Premium Obligation	Page 2
	Right To Borrow From Policy	Page 3
	Obligation To Pay Policy Loan Interest	Page 4
	Right To Surrender Paid-Up Additions	Page 4
	Division Of Policy Proceeds	Page 5
	Possession Of The Policy	Page 5
	Right To Surrender Policy	Page 5
	Insurer Not A Party	Page 5
	ERISA Provisions	Page 6
	Execution Of Other Documents	Page 6
	Defaults Not Waived	Page 6
	Captions	Page 6
	Parties Bound	Page 7
	Construction Of Agreement	Page 7
	Miscellaneous Provisions	Page 7
	Termination Of Employment	Page 7
	Arbitration	Page 8
	Applicable Law	Page 9
	Counterpart Signatures	Page 9

V.	Signatures	Page 9

Exhibit B		Page 10

SPLIT DOLLAR INSURANCE

AGREEMENT

I.	THE PARTIES:

This Agreement is made and entered into by and between the following who are hereinafter collectively referred to as the “Parties”: Anthony Industries, Inc. (“Corporation”) and Bernard I. Forester (“Owner”).

II.	DATE OF THE AGREEMENT:

The date of this Agreement is the 9th day of December, 1986.

III.	THE FACTS:

The important facts concerning this Agreement are as follows:

A. Owner is an officer and employee of the Corporation.

B. Owner has applied for a Pacific Mutual Life Insurance Company Increasing Whole Life Insurance Policy (“Policy”) as evidenced by Exhibit B attached hereto. Such insurance company and any other company issuing a policy of insurance which shall be subject to this Agreement shall be referred to as an “Insurer.” From time to time Owner may acquire additional insurance on Owner’s life, and Corporation may assist Owner in carrying such additional insurance. Any such additional insurance shall be scheduled on a rider to this Agreement, and shall be subject to all of the terms of this Agreement.

C. The Corporation wishes to assist the owner in carrying insurance on Owner’s life.

D. The Corporation and Owner have entered into a Special Supplemental Benefit Agreement (“Benefit Agreement”) . Terms used in this Agreement shall have the same meaning as in the Benefit Agreement, unless otherwise indicated.

IV.	THIS AGREEMENT;

NOW, THEREFORE, in consideration of the foregoing, and of the respective promises hereinafter set forth, the Parties agree as follows:

A. Owner Retains All Rights Except As Provided Hereunder.

Owner shall continue to be the owner of the Policy, and Owner may exercise all ownership rights granted to the Owner by the terms of the Policy, except as provided in this Agreement.

B. Corporation’s Obligation To Pay Premium.

The Corporation shall pay the entire premium on the Policy to the Insurer on the due date of the premium, including a special roll-in of $325,000 during the first Policy year. The Corporation’s interest in the Policy shall be as provided in this Agreement, and Owner agrees to execute and deliver a collateral assignment of the Policy to the Corporation upon execution of this Agreement. The assignment shall be security for the repayment of the Corporation’s interest in the Policy. The obligation of the Corporation to pay premiums shall begin on the date when the Insurer issues a premium statement for the Policy and shall continue for as long as Owner remains living.

C. Right To Make Policy Loans.

The rights of the Corporation and of the Owner with respect to policy loans shall be as follows:

(a) As collateral assignee of the Policy, the Corporation may exercise any loan privileges under the Policy without the consent of the Owner, but such loan privileges shall be exercised only as provided in this Agreement.

(b) The Corporation shall have the right to borrow against the Policy as follows:

(1) During the first Policy Year, Corporation may borrow the maximum amount of cash that may be borrowed from the Policy after taking into account the amount that Owner may borrow from the Policy in Policy Year One; provided, however, the maximum amount that Corporation may borrow shall be $50,000.

(2) During the second Policy Year, Corporation may borrow an amount equal to the difference between $50,000 and the amount borrowed by the Corporation in Policy Year One so that the total Policy loans made by the Corporation equals $50,000.

(3) No borrowing from the Policy may be made by the Corporation after its total Policy loans equal $50,000.

(c) Owner shall have the right to borrow $350,000 from the Policy in Policy Year One. Thereafter, Owner shall have no right to borrow from the Policy.

D. Obligations To Pay Policy Loan Interest.

Owner and Corporation shall each pay all interest attributable to their Policy loans.

E. Right To Surrender Paid-Up Additions.

Commencing with Policy Year Seven, Corporation may elect to pay annual Policy premiums by surrendering paid-up additions that have accumulated within the Policy. The Corporation shall not have the right to surrender paid-up additions to pay all or any part of the Policy loan interest. The Owner shall have no right to surrender paid-up additions; provided, however, if the Corporation fails to pay an annual Policy premium, Owner may surrender paid-up additions for that purpose.

F. Division Of Policy Proceeds.

Upon the death of the Owner, this Agreement shall terminate and the beneficiary or beneficiaries designated by the owner in the beneficiary provision endorsed on the Policy shall receive $350,000 of the Policy’s gross proceeds and said proceeds shall be first applied against any borrowings made by the Owner pursuant to the terms of this Agreement. The balance of the Policy proceeds shall be paid to the Corporation.

G. Possession Of The Policy.

The Corporation shall have possession of the Policy during the period that the owner shall be obligated to the Corporation, but the Corporation shall make the Policy available to the Owner and to the Insurer whenever necessary to endorse changes of beneficiaries on the Policy.

H. Right To Surrender Policy.

The Owner shall have the sole right to exercise all rights granted to the Owner under the Policy, subject to the collateral assignment to the Corporation. However, notwithstanding anything herein to the contrary or anything in the Policy to the contrary, neither the Owner nor the Corporation shall have the right to cancel or surrender the Policy without the written consent of the other party to this Agreement.

I. Insurer Not A Party To This Agreement.

In no event shall the Insurer be considered a party to this Agreement nor to any modifications or amendment of this Agreement, nor to any supplement to this Agreement.

Payment or other performance of Insurer’s obligations in accordance with the terms of the Policy shall fully discharge the Insurer from any and all liability under the Policy. The Insurer shall not be obligated to inquire as to the distribution or application of any amounts payable or paid by the Insurer under the Policy.

J. ERISA Provisions.

If this plan is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”), the Corporation is the “named fiduciary” of the Split-Dollar Life Insurance Plan for which this Agreement is hereby designated the written plan instrument.

K. Execution Of Other Documents.

Each of the Parties shall execute promptly all documents and instruments now or hereafter necessary or convenient to effectuate the purpose and intent of this Agreement.

L. Defaults Not Waived.

No waiver of the breach of any of the terms or provisions of this Agreement shall be, or be construed to be, a waiver of any preceding or succeeding breach of the same or any other provisions hereof.

M. Captions.

The captions of the various paragraphs herein are for convenience only, and none of them is intended to be any part of the body or text of this Agreement, nor intended to be referred to in construing any of the provisions hereof.

N. Parties Bound.

This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors, assigns and legal representatives .

O. Construction Of Agreement.

This Agreement has been prepared and negotiations in connection therewith have been carried on by the joint efforts of the respective counsel for the Parties. This Agreement is to be construed simply and fairly and not strictly for or against any of the Parties.

P. Miscellaneous Provisions.

If any portion of this Agreement should be held illegal, unenforceable, void or voidable by any court, each of the remaining terms hereof shall nevertheless remain in full force and effect as a separate contract.

Q. Owner’s Termination Of Employment.

If Owner’s employment with the Corporation terminates (i) for cause, (ii) because Owner materially breaches the Employment Agreement between the Corporation and the Owner dated May 10, 1984 or a successor employment agreement (the “Employment Agreement”), or (iii) because Owner fails to enter into a successor employment agreement, expiring no later than December 31, 1993, on substantially the same terms as the Employment Agreement if so requested by the Corporation, the Policy shall be surrendered and the Owner shall receive $350,000 of the Policy’s gross surrender proceeds which said proceeds shall be first applied against any borrowings made by the Owner pursuant to the terms of this Agreement. The balance of the Policy’s surrender proceeds shall be paid to the Corporation and shall be treated as the Corporation’s share of the Policy’s proceeds arising from the death of Owner for purposes of Article II, paragraph B of the Benefit Agreement. If the Corporation’s share of such proceeds are sufficient to produce Excess Proceeds, the Corporation shall pay to Owner the Vested Percentage of such Excess Proceeds. If the Corporation’s share of such proceeds is less than the total amount of money invested under the terms of the Contract or paid pursuant to the terms of this Agreement plus the Corporation’s Cost of Capital for the money so invested and paid, Owner shall pay the difference to the Corporation within 90 days of the Corporation’s receipt of the surrender proceeds.

R. Arbitration.

Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, including specifically any dispute over the annual determination of the amount, if any, of the Special Survivor Benefit, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment on the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall be authorized to award reasonable legal fees and expenses to the prevailing party.

S. Applicable Law.

This Agreement shall be subject to and shall be interpreted under the laws of the State of California.

T. Counterpart Signatures.

This Agreement may be executed in any number of counterparts, any of which shall be deemed to be an original.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective the ninth day of December 1986, in both their individual capacities and in their fiduciary capacities set forth above.

DATED	December 9, 1986	/s/ Bernard I. Forester
Bernard I. Forester

ANTHONY INDUSTRIES, INC.

DATED	3 - 14 - 87	/s/ M. Philip Anthony
M. Philip Anthony
Chairman of the Executive Committee

EXHIBIT B

PACIFIC MUTUAL

LIFE INSURANCE COMPANY

INCREASING

WHOLE LIFE

INSURANCE

POLICY

Illegible

INDEX

Illegible

POLICY DATA

POLICY NUMBER	012175736

PLAN	INCREASING WHOLE LIFE-IV

INSURED	BERNARD I FORESTER

INITIAL AMOUNT OF INSURANCE	$343,782

POLICY DATE	SEPTEMBER 1 1986

PREMIUM PERIOD	42 YEARS

SEX AND ISSUE AGE	MALE, AGE 58

PREMIUM CLASS	PREFERRED

TOTAL FIRST PREMIUM	$57,000.14

PREMIUM INTERVAL	ANNUAL

LOAN INTEREST RATE	INDEXED IN ADVANCE

OWNER

THE INSURED

BENEFICIARY DESIGNATION

INSURED’S ESTATE & ANTHONY INDUSTRIES INC

BENEFITS AND PREMIUMS				012175736 BERNARD I FORESTER MALE ISSUE AGE 58

FORM	POLICY PLAN	INITIAL AMOUNT	ANNUAL PREMIUM		PAYABLE FOR
85-24	INCREASING WHOLE LIFE-IV PREFERRED RISK DISCOUNT	$343,782 —	$ $	57,000.14 .00	42 YEARS 42 YEARS
ADDITIONAL RIDERS

A PREMIUM IS DUE ON THE POLICY DATE AND EVERY 12 MONTHS AFTER THAT FOR 42 YEARS.

TABLE OF VALUES

THE VALUES SHOWN BELOW, OTHER THAN DEATH BENEFITS, ARE AS OF THE END OF THE YEAR IF ALL PREMIUMS DUE HAVE BEEN PAID. DEATH BENEFITS ARE AS OF THE START OF THE YEAR. WE WILL ADJUST THE CASH VALUE AND DEATH BENEFIT AS DESCRIBED ON PAGE 6. CREDITS, WHICH INCREASE THE ACCUMULATION VALUES AND CASH VALUES, WILL INCREASE THE DEATH BENEFIT IN LATER YEARS SO THAT THE ACCUMULATION VALUE DOES NOT EXCEED THE NET SINGLE PREMIUM FOR THE DEATH BENEFIT.	012175736 BERNARD I FORESTER MALE ISSUE AGE 58

POLICY YEAR	ATTAINED AGE OF INSURED	DEATH BENEFIT	ACCUMULATION VALUE	CASH VALUE	PAID-UP LIFE INSURANCE AMOUNT
1	59	$343,782	$40,340	$21,365	$41,085
2	60	$343,782	$91,871	$76,691	$143,712
3	61	$343,782	$146,242	$132,959	$242,896
4	62	$370,096	$202,587	$191,202	$340,676
5	63	$464,151	$260,501	$251,013	$436,424
6	64	$555,722	$319,628	$312,038	$529,693
7	65	$644,960	$379,941	$374,248	$620,633
8	66	$732,006	$441,407	$441,407	$715,540
9	67	$816,993	$503,992	$503,992	$799,069
10	68	$900,016	$567,662	$567,662	$880,741
11	69	$980,658	$632,061	$632,061	$960,129
12	70	$1,060,038	$697,832	$697,832	$1,038,347
13	71	$1,137,191	$764,261	$764,261	$1,114,503
14	72	$1,213,217	$831,953	$831,953	$1,189,711
15	73	$1,286,774	$899,828	$899,828	$1,262,701
16	74	$1,359,464	$968,783	$968,783	$1,335,078
17	75	$1,430,085	$1,037,724	$1,037,724	$1,405,601
18	76	$1,499,348	$1,106,935	$1,106,935	$1,474,893
19	77	$1,567,843	$1,176,696	$1,176,696	$1,543,453
20	78	$1,635,231	$1,246,666	$1,246,666	$1,610,876

CONTINUED-

SURRENDER CHARGE

POLICY YE AR	CHARGE
1	$18,975
2	$15,180
3	$13,283
4	$11,385
5	$9,488
6	$7,590
7	$5,693
8 AND AFTER	$0

TABLE OF VALUES

THE VALUES SHOWN BELOW. OTHER THAN DEATH BENEFITS, ARE AS OF THE END OF THE YEAR IF ALL PREMIUMS DUE HAVE BEEN PAID. DEATH BENEFITS ARE AS OF THE START OF THE YEAR. WE WILL ADJUST THE CASH VALUE AND DEATH BENEFIT AS DESCRIBED ON PAGE 6. CREDITS, WHICH INCREASE THE ACCUMULATION VALUES AND CASH VALUES, WILL INCREASE THE DEATH BENEFIT IN LATER YEARS SO THAT THE ACCUMULATION VALUE DOES NOT EXCEED THE NET SINGLE PREMIUM FOR THE DEATH BENEFIT.	012175738 BERNARD I FORESTER MALE ISSUE AGE 58

POLICY YEAR	ATTAINED AGE OF INSURED	DEATH BENEFIT	ACCUMULATION VALUE	CASH VALUE	PAID-UP LIFE INSURANCE AMOUNT
21	79	$1,701,604	$1,316,881	$1,316,881	$1,677,191
22	80	$1,767,355	$1,387,675	$1,387,675	$1,742,843
23	81	$1,832,422	$1,458,999	$1,458,999	$1,807,875
24	82	$1,896,435	$1,530,469	$1,530,469	$1,871,993
25	83	$1,959,482	$1,601,997	$1,801,997	$1,935,396
26	84	$2,021,746	$1,673,472	$1,673,472	$1,998,299
27	85	$2,083,514	$1,744,835	$1,744,835	$2,060,883
28	86	$2,145,016	$1,816,083	$1,816,083	$2,123,188
29	87	$2,206,752	$1,887,560	$1,887,560	$2,185,639
30	88	$2,268,083	$1,958,760	$1,958,760	$2,247,497
31	89	$2,329,783	$2,030,475	$2,030,475	$2,309,446
32	90	$2,391,784	$2,102,867	$2,102,867	$2,371,336
33	91	$2,453,985	$2,176,159	$2,176,159	$2,432,983
34	92	$2,516,292	$2,250,674	$2,250,674	$2,494,168
35	93	$2,579,136	$2,327,347	$2,327,347	$2,555,180
36	94	$2,641,873	$2,406,310	$2,406,310	$2,615,192
37	95	$2,704,517	$2,488,500	$2,488,500	$2,674,417
38	96	$2,766,089	$2,573,799	$2,573,799	$2,732,233
39	97	$2,825,983	$2,662,113	$2,662,113	$2,788,748
40	98	$2,883,662	$2,752,717	$2,752,717	$2,844,470
41	99	$2,939,875	$2,845,045	$2,845,045	$2,901,202
42	100	$2,998,514	$2,940,473	$2,940,473	$2,940,473

PAGE 5.1

Policy Benefits

Death Benefits - When we receive proof that the insured’s death occurred while this policy was in effect, we will pay the insurance provided by this policy and its riders. The insurance amount on the Policy Date is the “initial amount of insurance” shown on page 3. Thereafter, the insurance amount will be no less than the greater of the guaranteed insurance amount, which is the death benefit shown on page 5 for the current policy year, or that amount which is required for this policy to be deemed “life insurance” according to the Internal Revenue Code of 1954 (the Code) as amended in Section 7702 by the Deficit Reduction Tax Act of 1984, as applicable when this policy was issued. Such required amount will be determined based on the Accumulation Value (defined below and the Cash Value Accumulation Test defined in Section 7702 of the Code. We reserve the right to amend this policy to comply with future changes in the Code and any regulations or rulings issued under the provisions of the Code as they relate to the definition of “life insurance.” We will provide you with a copy of any such amendment.

A refund or charge will be made to adjust any premium payments required by this policy to the end of the month in which the insured dies; and, any policy loan debt will be deducted. We will not refund extra premiums for substandard risks. We will pay the resulting amount to the beneficiary. We will also pay interest on that amount from the date of death to the date of payment. The yearly rate of interest will be the same as we use for death benefits left with us at interest.

Guaranteed Accumulation Value - The guaranteed accumulation value at the end of each year is shown on page 5.

Accumulation Value - The accumulation value is never less than the guaranteed accumulation value.

The accumulation value is:

•	the guaranteed accumulation value;

•	plus any additional accumulation value from credits;

•	plus the cash value provided by dividends and any riders;

•	less mortality charges for any increased death benefits.

The increased death benefit at any time is:

•	the current insurance amount;

•	less the guaranteed insurance amount;

•	less the current accumulation value;

•	plus the guaranteed accumulation value. Increased death benefits will generally result from credits or dividends, but could also result from any increases in the insurance amount required to satisfy the definition of “life insurance.”

The guaranteed mortality charges for each age are shown on page 10.

Cash Values - The guaranteed cash value amount at the end of each year is shown on page 5. If larger, the cash value will be the accumulation value less the surrender charge shown on page 5.

•	The cash value of any paid-up insurance under this policy is equal to the reserve for that paid-up insurance.

•	The cash value within 90 days of lapse will equal the cash value on the date of lapse.

•	The cash value of any paid-up insurance within 31 days after an anniversary will not be less than the cash value on that anniversary.

Cash Benefits - You may surrender this policy at any time for its cash value. When you do, we will pay you the net cash value, which is:

•	the total cash value provided by this policy;

•	less any policy loan debt.

Loan Benefits - We will make a loan to you on the sole security of this policy. The loan may be for any amount up to the loan value. Interest may be charged in advance or in arrears; this is an option at issue only. The method applicable to this contract is shown on page 3.

The following section applies only to policies with interest charged in arrears.

The loan value is the amount which, with interest to the next policy anniversary, will equal the net cash value as of the next premium due date.

•	Policy loan debt at any time means the amount of any outstanding loan plus accrued interest.

•	Interest will be charged on a loan from the date of the loan at a yearly rate described below. Interest is payable at the end of each year. If it is not paid, we will add it to the loan.

•	You may repay all or a part of the loan at any time while this policy is in force.

•	If the policy loan debt exceeds the total cash value of the policy, this policy will terminate 31 days after we mail notice to your last known address and that of any known assignee.

The following section applies only to policies with interest charged in advance.

The loan value is the amount which, with any unpaid interest, will equal the net cash value as of the policy loan date.

•	Policy loan debt at any time means the amount of any outstanding loan less unearned interest.

•	Interest will be charged in advance on a loan from the date of the loan at a yearly rate described below. Interest is payable at the beginning of each year, or when the loan is made or increased. If it is not paid, we will add it to the loan.

Policy Benefits (continued)

Loan Benefits (continued)

•	You may repay all or a part of the loan debt at any time while this policy is in force.

•	If the policy loan debt exceeds the total cash value of the policy, this policy will terminate 31 days after we mail notice to your last known address and that of any known assignee.

The remainder of this Loan Benefits section applies to all policies.

Except as described in the next paragraph, the rate that we charge will be determined by the Maximum Interest Rate. The interest rate that we charge will equal the Maximum Interest Rate, when interest is charged in arrears. When interest is charged in advance, the interest rate that we charge will equal the discount rate equivalent to the Maximum Interest Rate. The discount rate is determined as the Maximum Interest Rate divided by the sum of one and the Maximum Interest Rate. The Maximum Interest Rate is the higher of:

•	the monthly average of the Moody’s Corporate Bond Yield Average-Monthly Average Corporates, as published by Moody’s Investors Service, Inc. or its successor, for the calendar month ending two months before the month in which the policy anniversary occurs; or

•	5%.

The Maximum Interest Rate applicable to your policy will be determined annually;

•	The interest rate we charge may be increased if the increase is 1/2% or more per year.

•	The interest rate we charge will be decreased if the decrease is 1/2% or more per year.

•	Any change in the interest rate will be effective on the policy anniversary.

•	The revised interest rate will be charged on the entire outstanding loan during the year.

We will notify you of the current policy loan interest rate on your policy when:

•	you make a loan on your policy; or

•	you first exercise the Automatic Premium Loan provision of your policy; or

•	we increase the interest rate on an existing loan. We will give you reasonable advance notice before the anniversary on which the increase is effective.

In the event that the Moody’s Corporate Bond Yield Average-Monthly Average Corporates is no longer published, we will use a substantially similar average as established by regulation within the state in which this policy is delivered.

Dividends - At the end of the first and each following year, we will determine your dividend, if any. Currently, dividends are zero and we do not expect that any dividends will become payable. At your choice, any dividends that do become payable may be:

•	paid in cash;

•	applied toward any premium due but not paid;

•	used to buy paid-up life insurance additions; or

•	left to accumulate at interest at 4% per year.

If you do not make a choice, dividends will be used to buy paid-up life insurance additions. You may turn in paid-up life insurance additions and accumulated dividends at any time for their net cash value.

Interest Credit - At the end of each policy year, we will determine an Interest Credit on your policy. This credit will be added to the accumulation value. This credit will never be less than zero. The amount of the interest credit will equal:

•	the product of the Unloaned Interest Rate and the Unloaned Policy Value;

•	plus the product of the Loaned Interest Rate and the Loaned Policy Value;

•	less 4 1/2% times the Accumulation Value; where these elements have the following definitions.

Unloaned Interest Rate is a rate set annually by us. This rate will not be less than the Average T-Bill Rate. Average T-Bill Rate means the average, over a 12-month period ending two months prior to the month in which the policy anniversary occurs, of the published discount rate for 13-week United States Treasury Bills. This average is established from the results of the regularly scheduled weekly auctions. This average will not be affected by any special auction which may occur between regularly scheduled weekly auctions. If the auction program is discontinued, we reserve the right to adopt an index which in our sole opinion is a comparable index.

Loaned Interest Rate means the policy loan interest rate applicable to the policy year, expressed as an effective yield rate, times a factor which will never be less than 87 1/2%.

Accumulation Value means the year-end accumulation value of this policy as defined on page 6 before any credits are applied for the current policy year.

Loaned Policy Value means the average outstanding loan during the policy year. This will be determined by dividing the policy loan interest incurred during the policy year by the policy loan interest rate applicable to the policy year.

Unloaned Policy Value means the excess of the Accumulation Value over the Loaned Policy Value.

Mortality/Expense Credit - At the end of each policy year, we will determine a mortality expense credit on your policy. This credit will be added to the accumulation value. This credit will never be less than zero.

Premiums, Lapse and Reinstatement

Payment - Premiums are payable:

•	in the amounts, at the intervals and on the due dates shown on page 4:

•	to us or to our agent who will give you a receipt.

Grace Period - There is a grace period of 31 days for you to pay each premium after the first. Insurance will continue during the grace period.

Automatic Premium Loan - Any premium not paid by the end of its grace period will be paid by charging it as a policy loan if:

•	you have told us in writing to do this; and

•	the loan value on the due date is a least as much as the premium, with interest, then due.

Each loan will take effect as of the due date of the premium not paid.

Lapse - If any premium is not paid by the end of its grace period, this policy will lapse. The date of lapse is the due date of the premium not paid. Upon lapse, the net cash value may be taken in cash. Otherwise, the total cash value will be used to buy paid-up life insurance in the amount which it will buy for the lifetime of the insured at net single premium rates. Paid-up insurance may be surrendered at any time for its net cash value.

Any paid-up whole life additions and any policy loan debt will be continued under the paid-up insurance option.

Reinstatement - You may reinstate this policy within five years of lapse if:

•	it has not been surrendered;

•	you provide evidence of insurability which satisfies us; and

•	you pay all past due premiums with interest on each from its due date, compounded each year at the policy loan interest rate applicable to that year.

Change Provision

Change of Plan - You may change this policy to any permanent life insurance plan agreed to by you and us by:

•	paying the required costs; and

•	meeting any other conditions set by us.

Change of Insured - You may change the insured on this policy by:

•	paying the required costs; and

•	meeting any other conditions set by us including the following:

•	on the change date, the current insured’s age may not be more than 80 and the proposed insured’s age may not be more than 75; and

•	the proposed insured must be insurable according to our criteria for underwriting insurance risks.

Change Date - For either type of change allowed above, the change date is the first monthly anniversary of the policy date on or after which the conditions for change are met.

When there is a change of insured, the policy date after the change will be the later of:

•	the policy date before the change; or

•	the first anniversary following the date of birth of the new insured.

The contestable and suicide periods in the policy will begin anew on the change date.

The new amount of insurance will be set so that the cash value after the change is the same as it was before the change. If the policy has no cash value, the amount will be set so that premiums are the same.

Any policy loan debt or assignment of this policy will continue on the new policy.

Change of Loan Benefits

Benefit - You may change the Loan Benefits provision of this policy at any time to a fixed policy loan interest rate. The fixed rate is 8% if interest is charged in arrears or 7.4% if charged in advance. When you elect this option, the Interest Credit provision of this policy is no longer operative. The interest credited to your policy in excess of the guaranteed 4% is at our sole discretion.

You have the right to change back to the original Loan Benefits provision but not during the first five years after election of this option. If you do this, the original Interest Credit provision again becomes operative.

Any election to change the Loan Benefits provision:

•	will be effective on the policy anniversary following the election;

•	will apply to all outstanding loans; and

•	will apply to all future policy years until changed.

Income Benefits

Income Benefits - Cash benefits may be used to buy a monthly income for the lifetime of the insured. Death benefits may be used to buy a monthly income for the lifetime of the beneficiary. After it starts the income will last for at least ten years. The purchase rates for the monthly income will be set from time to time. However, the income bought by each $1,000 will always be at least as large as that shown below.

	Monthly Income
Age	Male	Female
30	$3.98	$3.82
32	4.04	3.88
34	4.12	3.92
36	4.20	3.98
38	4.28	4.06
40	4.38	4.12
42	4.48	4.20
44	4.60	4.30
46	4.72	4.40
48	4.86	4.50
50	5.02	4.62
52	5.18	4.76
54	5.34	4.92
56	5.54	5.08
58	5.74	5.26
60	5.96	5.46
62	6.22	5.68
64	6.48	5.94
66	6.78	6.22
68	7.10	6.54
70	7.44	6.90
72	7.78	7.28
74	8.14	7.68
75	8.32	7.89

Monthly income amounts for ages not shown are halfway between the two amounts for the nearest two ages which are shown.

Guaranteed amounts for ages under 30 are the same as those for age 30; guaranteed amounts for ages over 75 are the same as those for age 75. Amounts shown are based on the 1971 Individual Annuity Mortality Table with interest at 4%.

This benefit is not available if the income would be less than $25 a month. We may require evidence of survival for incomes which last more than ten years.

General Provisions

The Contract - The application is attached to the policy. Together, they make up the entire contract. All statements in the application are representations and not warranties. Only statements in the application can be used to void this policy or to defend a claim on the grounds of misrepresentation.

Compliance With Law - If any provision of this policy is in conflict with any applicable statute, it is hereby amended to conform to the minimum requirements of such statute.

This policy shall be construed in accordance with the laws of the state where it is delivered.

Modifications - Only our President or Secretary has the right to change or waive the terms of this policy.

Incontestability - This policy will be incontestable after it has been in force during the insured’s lifetime for two years from the policy date.

Suicide Exception - If the insured dies by suicide, while sane or insane, within two years of the policy date, no death benefits will be paid. Instead, we will return the premiums paid less any policy loan debt, and less any dividends or credits paid to you in cash.

Misstatements - If any of the insured’s age, sex, or smoking habits is misstated, benefits will be those the premiums paid would have bought for the correct age, sex, or smoking habits.

Settlements - All payments under this policy are to be made at our home office.

Deferment of Cash Value - We may defer payments of net cash value for up to six months. We may similarly defer policy loans except those made for the sole purpose of paying premiums on our policies. Interest will be paid on any payment of net cash value which we defer more than 30 days. The rate of interest will be at least 4% per year.

Owner - The owner of this policy is as shown on page 3 or in a later written change. If there are two or more owners, they will own this contract as joint tenants with right of survivorship unless stated otherwise.

Beneficiary - The beneficiary of this policy is as shown on page 3 or in a later written change. Unless you state otherwise, death benefits will be paid in equal shares to the beneficiaries who live to receive them, or if none, amounts due will be paid to you or your estate.

Assignment - If you assign this policy, your rights and those of any beneficiary are subject to the rights of the assignee.

Notice - Changes, assignments, and requests will not affect us unless we receive them in writing at our home office.

Age and Dates - As used in this policy and any riders, age means age as of nearest birthday on the policy anniversary. Policy years, months and anniversaries are determined from the policy date shown on page 3.

Calculations - We use the Commissioners 1980 Standard Ordinary Mortality Table to compute all values, reserves and net premiums under this policy. Calculations are based on continuous functions and interest at 4% per year. Separate tables are used for males and females. All values and reserves are at least equal to those required by the insurance law for the state in which this policy is delivered. The cash value within a policy year is adjusted for lapse of time and premiums paid for any portion of the policy year. A detailed statement of the method of computing these items has been filed with the insurance supervisory official of that state. Reserves are never less than the corresponding cash values.

Guaranteed Mortality Charges

As described on page 6, there is a mortality charge for any increased death benefit generated by credits or dividends. The guaranteed annual mortality charge for the increased death benefit is the 1980 CSO mortality rate, male or female, for the age at the beginning of the policy year. These rates are as follows:

Attained Age Beginning of Year	1980 CSO Rate Per Thousand
	MALE	FEMALE
0	4.18	2.89
1	1.07	0.87
2	0.99	0.81
3	0.98	0.79
4	0.95	0.77
5	0.90	0.76
6	0.86	0.73
7	0.80	0.72
8	0.76	0.70
9	0.74	0.69
10	0.73	0.68
11	0.77	0.69
12	0.85	0.72
13	0.99	0.75
14	1.15	0.80
15	1.33	0.85
16	1.51	0.90
17	1.67	0.95
18	1.78	0.98
19	1.86	1.02
20	1.90	1.05
21	1.91	1.07
22	1.89	1.09
23	1.86	1.11
24	1.82	1.14
25	1.77	1.16
26	1.73	1.19
27	1.71	1.22
28	1.70	1.26
29	1.71	1.30
30	1.73	1.35
31	1.78	1.40
32	1.83	1.45
33	1.91	1.50
34	2.00	1.58
35	2.11	1.65
36	2.24	1.76
37	2.40	1.89
38	2.58	2.04
39	2.79	2.22
40	3.02	2.42
41	3.29	2.64
42	3.56	2.87
43	3.87	3.09
44	4.19	3.32
45	4.55	3.56
46	4.92	3.80
47	5.32	4.05
48	5.74	4.33
49	6.21	4.63
50	6.71	4.96
51	7.30	5.31
52	7.96	5.70
53	8.71	6.15
54	9.56	6.61
55	10.47	7.09
56	11.46	7.57
57	12.49	8.03
58	13.59	8.47
59	14.77	8.94
60	16.08	9.47
61	17.54	10.13
62	19.19	10.96
63	21.06	12.02
64	23.14	13.25
65	25.42	14.59
66	27.85	16.00
67	30.44	17.43
68	33.19	18.84
69	36.17	20.36
70	39.51	22.11
71	43.30	24.23
72	47.65	26.87
73	52.64	30.11
74	58.19	33.93
75	64.19	38.24
76	70.53	42.97
77	77.12	48.04
78	83.90	53.45
79	91.05	59.35
80	98.84	65.99
81	107.48	73.60
82	117.25	82.40
83	128.26	92.53
84	140.25	103.81
85	152.95	116.10
86	166.09	129.29
87	179.55	143.32
88	193.27	158.18
89	207.29	173.94
90	221.77	190.75
91	236.98	208.87
92	253.45	228.81
93	272.11	251.51
94	295.90	279.31
95	329.96	317.32
96	384.55	375.74
97	480.20	474.97
98	657.98	655.85
99	1000.00	1000.00